UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2011

XTREME GREEN PRODUCTS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52502	26-2373311
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

2191 Mendenhall Dr. Suite 101 North Las Vegas, NV 89081
(Address of principal executive offices) (zip code)

(702) 233-4804
(Registrant's telephone number, including area code)

 (Former name or address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
1140 Avenue of the Americas, 9th Floor
New York, New York 10036
Phone: (212) 584-7805
Fax: (646) 380-6635

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           Effective July 12, 2011, Byron Georgiou resigned his position as a member of the Board of Directors of Xtreme Green Products Inc. (the “Company”) to pursue other interests.  There were no disagreements between the Company and Mr. Georgiou.

(b)           On July 12, 2011, the Company’s Board of Directors unanimously elected Richard Plaster to fill an existing vacancy on the Company’s Board, effective immediately.

Mr. Plaster has been the President of Signature Homes since founding the Las Vegas based construction firm in 1978.  Since inception, Signature has built more than 12,000 family homes in Southern Nevada.  He is currently active on the boards of the Smith Center for the Performing Arts, the Nevada Ballet Theatre and the Las Vegas Philharmonic, where he was a past president. He has also served as board member of the Meadows school for 12 years.  Mr. Plaster holds a B.A. in behavioral psychology from Stanford University.  He also earned an MBA from the University of California, Berkeley.

In connection with his election, Mr. Plaster was granted five-year options to purchase 150,000 shares at 0.50 per share.

(c)           On July 12, 2011, the Company’s Board of Directors unanimously appointed Ken Sprenkle to become the Company’s Chief Financial Officer, effective immediately.

Mr. Sprenkle has served as the Company’s Vice President of Finance since April 2010.  From May 2008 until April, 2010 he was Vice President of Finance at Quinn Concrete Pumping, Inc.  From February, 2006 until May, 2008 he was Executive Director at The Las Vegas Rescue Mission.  Mr. Sprenkle holds a BS in Accounting from Robert Morris College, Pittsburgh, Pennsylvania, and an MBA from Baldwin Wallace University, Berea, Ohio.

He will be paid at the annual rate of $83,500. In connection with his election, Mr. Sprenkle was granted five-year options to purchase 150,000 shares at 0.50 per share.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xtreme Green Products Inc.

July 18, 2011	By:	/s/ Ken Sprenkle
Ken Sprenkle
Chief Financial Officer